Exhibit 99.1

Longs Drug Stores Corporation Reports

Results for Fourth Quarter and Fiscal Year 2006

WALNUT CREEK, California (March 1, 2006) – Longs Drug Stores Corporation (NYSE: LDG) today reported net income of $35.3 million, or $0.92 per diluted share, for the fourth quarter ended January 26, 2006. In addition to improved operating performance, the Company benefited from a $6.6 million after-tax net gain on the sale of its Lathrop distribution facility and a $3.7 million after-tax favorable actuarial adjustment to self-insurance reserves due to a decline in Workers’ Compensation claims and lower costs per claim. Last year, Longs reported net income for the fourth quarter of $17.7 million, or $0.47 per diluted share, including a $2.0 million after-tax favorable actuarial adjustment to self-insurance reserves.

Net income for the 52 weeks ended January 26, 2006, was $73.9 million, or $1.93 per diluted share. In addition to improved operating performance and the sale of its Lathrop facility, the Company benefited from $5.8 million of after-tax actuarial adjustments to self-insurance reserves due to a decline in Workers’ Compensation claims and lower costs per claim. For the year ended January 27, 2005, Longs reported net income of $36.6 million, or $0.97 per diluted share, including a $6.7 million after-tax charge for legal settlements, which was partially offset by $2.8 million of after-tax favorable actuarial adjustments to self-insurance reserves.

Chairman, President and Chief Executive Officer Warren F. Bryant said, “We are encouraged by the improvement in our financial results. More than three years ago, we began working on five broad categories of strategic initiatives to make Longs a stronger competitor and more profitable company. Evidenced by our financial results, we are gaining traction while we develop the organizational competence for change and improvement.

“We plan to make continued progress on our initiatives during Fiscal 2007. In addition, we plan to pursue more aggressive store growth, remodel up to 40 more stores, leverage the investments we have made in RxAmerica and mail order, and begin operating our new self-distribution facility for front-end merchandise. We are excited about our long term prospects for growth,” Bryant said.

The Company generated $203.1 million in net cash provided by operating activities during Fiscal 2006 compared with $181.3 million during last year. The 12 percent improvement over last year was primarily the result of improved operating performance.

Longs Drug Stores repurchased approximately 380,000 shares of its common stock during the fourth quarter at an average price of $38.26 per share and a total investment of approximately $14.5 million. During Fiscal 2006, the Company repurchased approximately 1.4 million shares at an average price of $38.79 per share.

Format Changes to Condensed Consolidated Income Statements

The Company’s fourth quarter results included one month of revenues generated by Longs’ new prescription drug plan business operated through its wholly owned subsidiary, RxAmerica. Three plans are offered by RxAmerica under the new Medicare drug benefit that became effective January 1, 2006.

Beginning with the fourth quarter results, Longs has changed the format of the attached Condensed Consolidated Income Statements to provide more clarity around this new business. The Company is now including a breakdown on revenues between retail drug store sales and pharmacy benefit services revenues. Retail drug store sales include pharmacy, front-end and mail order sales. Pharmacy benefit services revenues include pharmacy benefit management services and the new prescription drug plans.

The Company has also added a new line item on the attached Condensed Consolidated Income Statements for prescription drug plan benefit costs. Premiums are collected from plan participants and Medicare in return for covering a portion of the cost of the drug benefit when prescriptions are purchased. The prescription drug plan benefit costs apply to the prescription drug plans only. The revenues generated by the Company’s pharmacy benefit management services continue to be reported net of costs comprised of reimbursements to pharmacies participating in its network.

The cost of retail drug store sales reported on the attached Condensed Consolidated Income Statements applies to the retail drug store sales only.

Fourth Quarter

Net Income

Net income for the fourth quarter ended January 26, 2006, was $35.3 million, or $0.92 per diluted share. In addition to improved operating performance, the Company benefited from a $6.6 million after-tax net gain on the sale of its Lathrop distribution facility and a $3.7 million after-tax favorable actuarial adjustment to self-insurance reserves. Last year, Longs reported net income for the fourth quarter of $17.7 million, or $0.47 per diluted share, including a $2.0 million after-tax favorable actuarial adjustment to self-insurance reserves.

Revenues

Total revenues of $1.24 billion for the 13 weeks ended January 26, 2006, were 3.8 percent higher than the $1.20 billion reported in the comparable period last year. Retail drug store sales increased 2.4 percent and same-store sales increased 2.0 percent, with pharmacy same-store sales increasing 5.2 percent and front-end same-store sales decreasing 0.7 percent compared with last year. Pharmacy sales were 47.1 percent of retail drug store sales during the period, compared with 45.7 percent a year ago.

Pharmacy benefit services generated revenues during the fourth quarter of $25.4 million compared with the $8.5 million reported last year. Approximately $16.2 million of the increase was attributable to the addition of the prescription drug plans.

Retail Drug Store Gross Profit

The retail drug store gross profit for the fourth quarter ended January 26, 2006 was $313.3 million, or 25.8 percent of retail drug store sales, compared with a gross profit of $302.0 million, or 25.4 percent of retail drug store sales, last year. The improvement is primarily due to a more profitable merchandise mix through better buying and increased generic utilization partially offset by pricing pressure from third party payors. The LIFO charge for the fourth quarter ended January 26, 2006 was $300,000, compared with $500,000 reported for the fourth quarter last year.

Prescription Drug Plan Gross Profit

During the last month of the fourth quarter ended January 26, 2006, the Company incurred benefit costs for its three new prescription drugs plans of $12.2 million, resulting in a gross profit for the quarter of $4.0 million, or 24.5 percent of prescription drug plan revenues.

Operating and Administrative Expenses

Operating and administrative expenses for the fourth quarter ended January 26, 2006 were $255.5 million, or 20.6 percent of revenues, compared with $257.7 million, or 21.5 percent of revenues last year. Lower expenses related primarily to lower self-insurance expenses due to a decline in Workers’ Compensation claims and lower costs per claim that were partially offset by the costs related to establishing the new prescription drug plan operations at RxAmerica. Based on the results of actuarial studies, the Company reduced its self-insurance reserves $6.1 million before taxes during the fourth quarter of Fiscal 2006 and $3.3 million before taxes during the fourth quarter of Fiscal 2005.

Operating Income

Operating income for the fourth quarter ended January 26, 2006 was $58.8 million or 4.7 percent of revenues, including the gain on the sale of the Lathrop distribution facility and the favorable actuarial adjustment to self-insurance reserves. The Company reported consolidated operating income for the fourth quarter ended January 27, 2005 of $30.6 million or 2.6 percent of revenues, including the favorable adjustment to self-insurance reserves.

Fiscal Year

Net Income

Net income for the 52 weeks ended January 26, 2006, was $73.9 million, or $1.93 per diluted share. In addition to improved operating performance and the sale of its Lathrop facility, the Company benefited from $5.8 million of after-tax actuarial adjustments to self-insurance reserves due to a decline in Workers’ Compensation claims and lower costs per claim. For the year ended January 27, 2005, Longs reported net income of $36.6 million, or $0.97 per diluted share, including a $6.7 million after-tax charge for legal settlements, which was partially offset by $2.8 million of after-tax favorable actuarial adjustments to self-insurance reserves.

Revenues

Total revenues of $4.67 billion for the 52 weeks ended January 26, 2006 represents a 1.4 percent increase over revenues of $4.61 billion reported for the comparable period last year. Retail drug store sales increased 0.9 percent and same-store sales increased 0.6 percent, with pharmacy same-store sales increasing 3.2 percent and front-end same-store sales decreasing 1.7 percent compared with last year. Pharmacy sales were 48.6 percent of retail drug store sales in Fiscal 2006 compared with 47.4 percent a year ago.

Pharmacy benefit services generated revenues during the 52 weeks ended January 26, 2006 of $53.5 million compared with the $32.8 million last year. Approximately $16.2 million of the increase was attributable to the addition of the prescription drug plans.

Retail Drug Store Gross Profit

The retail drug store gross profit for the 52 weeks ended January 26, 2006 was $1.19 billion, or 25.7 percent of retail drug store sales, compared with a gross profit of $1.15 billion, or 25.2 percent of retail drug store sales, last year. The increase is attributable to a more profitable merchandise mix through better buying, lower distribution costs and increased generic utilization partially offset by pricing pressure from third party payors. The LIFO charge for the 52 weeks ended January 26, 2006 was $4.8 million compared with $5.5 million reported for the same period last year.

Prescription Drug Plan Gross Profit

During the last month of the 52 weeks ended January 26, 2006, the Company incurred benefit costs for three prescription drugs plans of $12.2 million, resulting in a gross profit of $4.0 million, or 24.5 percent of prescription drug plan revenues, for Fiscal 2006.

Operating and Administrative Expenses

Operating and administrative expenses for the 52 weeks ended January 26, 2006 were $1.03 billion, or 22.0 percent of revenues, compared with $1.02 billion, or 22.1 percent of revenues last year. The rate declined on higher revenues. The increase in expenses related primarily to compensation and the costs associated with establishing its new prescription drug plan operations at RxAmerica and were partially offset by lower self-insurance expenses due to a decline in Workers’ Compensation claims and lower costs per claim. Based on the results of actuarial studies, the Company reduced its self-insurance reserves $9.6 million before taxes in Fiscal 2006 and $4.7 million before taxes in Fiscal 2005.

Operating Income

Operating income for the 52 weeks ended January 26, 2006 was $126.2 million, or 2.7 percent of revenues, including the gain on the sale of the Lathrop distribution facility and favorable actuarial adjustments to self-insurance reserves. This compared with operating income for the 52 weeks ended January 27, 2005 of $70.5 million, or 1.5 percent of revenues, including a charge of $10.8 million before taxes for legal settlements, which was partially offset by adjustments to self-insurance reserves.

Management Outlook

The Company will adopt FAS 123 R, requiring the expensing of stock options, in the first quarter of Fiscal 2007. It is included in Management’s Outlook for Fiscal 2007. The Company has estimated that expensing for options will increase its compensation costs and lower its annual net income per diluted share by $0.08 to $0.09.

The Company will also adopt FSP FAS 13-1 beginning in the first quarter of Fiscal 2007. This new standard requires companies to expense rental costs throughout the lease term, including the pre-opening construction period. Longs’ previous accounting policy was to capitalize rent during the construction period. Changing its accounting for leases will result in higher rent expense during the construction period and lower rent expense over the remainder of the lease. The company estimated that this change in accounting will lower its annual net income per diluted share by approximately $0.04 to $0.05. This accounting change will have no impact on cash, revenues or same-store sales.

Longs will determine how it will apply FAS 123R and FSP FAS 13-1 in the first quarter. The rules allow retroactive or prospective application for each.

For the 52 weeks ending January 25, 2007, Longs estimates that total revenues will increase 10 to 12 percent. It estimates that total retail drug store sales will increase 4 to 6 percent and same-store sales will increase 1 to 3 percent compared with last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income of $1.70 to $1.80 per diluted share in Fiscal 2007. The outlook for Fiscal 2007 reflects option expenses and a change in accounting for leases that are explained above. The Company reported Fiscal 2006 net income of $1.93 per diluted share, including a $6.6 million after-tax gain on the sale of its Lathrop distribution facility and the $5.8 million after-tax benefit from the favorable actuarial adjustments to self-insurance reserves.

For the first quarter ending April 27, 2006, Longs estimates that total revenues will increase 9 to 11 percent. It estimates that total retail drug store sales will increase 1 to 3 percent and same-store sales will increase 1 to 3 percent compared with the first quarter of last year. Easter will occur in April this fiscal year compared with March last year. Although the shift won’t impact quarterly results, it will create a shift in sales from March to April. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve net income in the range of $0.32 to $0.37 per diluted share in the first quarter. The Company reported net income of $0.34 per diluted share for the first quarter ended April 28, 2005.

For Fiscal 2007, Longs Drugs plans to complete its new Patterson distribution center, open or relocate approximately 20 to 25 stores and remodel up to 40 stores. The Company is estimating capital expenditures for Fiscal 2007 to be in the range of $200 to $220 million.

Teleconference and Webcast

Longs has scheduled a conference call at 4:30 p.m. EST/1:30 p.m. PST today to discuss its fourth quarter and fiscal year performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor relations. A replay of the conference call will be available approximately two hours after the call and available through Wednesday, March 8, 2006 by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 386622 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Investor Relations Web Site.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, total sales, same-store sales, net income, the Company’s plans for adopting FAS 123R and FSP FAS 13-1, completing and operating its Patterson distribution center, expansion and remodeling of stores, capital expenditures for Fiscal Year 2007, managing and operating its new Medicare prescription drug plans and leveraging of investments in RxAmerica, its pharmacy benefit services subsidiary, and its mail order operations, and profitability, and are indicated by such words or phrases as “projects, expects, estimates, goals, plans,” or similar words or phrases. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, labor unrest, natural or manmade disasters, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, the Company’s ability to achieve real-time visibility into its inventories and gross profits on a short and long term basis, construction delays, and other factors described from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange

Commission. Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release. The Company also cautions readers that the time and/or manner of the scheduled distribution of its fourth quarter and Fiscal 2006 performance information, as well as its teleconference and webcast, may change for technical or administrative reasons outside the Company’s control.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. With 477 stores, Longs Drugs provide expert pharmacy services and a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended		For the 52 weeks ended
	January 26, 2006	January 27, 2005	January 26, 2006	January 27, 2005
	Thousands Except Per Share Amounts
Revenues:
Retail drug store sales	$1,216,598	$1,188,343	$4,616,846	$4,575,051
Pharmacy benefit services revenues	25,422	8,455	53,457	32,822

Total revenues	1,242,020	1,196,798	4,670,303	4,607,873
Costs and expenses:
Cost of retail drug store sales	903,290	886,377	3,430,967	3,421,388
Prescription drug plan benefit costs	12,232	—	12,232	—
Operating and administrative expenses	255,523	257,657	1,025,224	1,018,560
Depreciation and amortization	20,515	20,741	84,072	85,259
Gain on sale of distribution center	(11,049)	—	(11,049)	—
Provision for store closures and asset impairments	2,699	1,401	2,699	1,401
Legal settlements and other disputes, net	—	—	—	10,773

Operating income	58,810	30,622	126,158	70,492
Interest expense	2,331	2,962	9,151	13,993
Interest income	(496)	(233)	(1,294)	(639)

Income before income taxes	56,975	27,893	118,301	57,138
Income taxes	21,675	10,187	44,417	20,578

Net income	$35,300	$17,706	$73,884	$36,560

Earnings per common share:
Basic	$0.95	$0.47	$1.98	$0.98
Diluted	0.92	0.47	1.93	0.97
Dividends per common share	$0.14	$0.14	$0.56	$0.56
Weighted average number of shares outstanding:
Basic	37,274	37,468	37,332	37,262
Diluted	38,279	37,992	38,280	37,591

Financial Highlights

Pharmacy benefit services revenues (thousands):
Pharmacy benefit management revenues	$9,221	$8,455	$37,256	$32,822
Prescription drug plan revenues	16,201	—	16,201	—

Total	$25,422	$8,455	$53,457	$32,822
Gross Profit:
Retail drug store gross profit margin	25.8%	25.4%	25.7%	25.2%
Prescription drug plan gross profit margin	24.5%	N/A	24.5%	N/A
Operating income as a % of revenues:
Retail drug store segment	4.8%	2.3%	2.5%	1.3%
Pharmacy benefit services segment	3.7%	34.4%	15.9%	38.2%
Number of stores, beginning of period	476	472	472	470
Stores opened	0	0	5	4
Stores closed	0	0	(1)	(2)

Number of stores, end of period	476	472	476	472

Condensed Consolidated Balance Sheets (unaudited)

	January 26, 2006	January 27, 2005
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$74,662	$53,890
Pharmacy and other receivables, net	183,213	158,345
Merchandise inventories, net	462,030	433,280
Deferred income taxes	42,258	43,074
Prepaid expenses and other current assets	10,503	11,990

Total current assets	772,666	700,579

Property:
Land	111,097	108,198
Buildings and leasehold improvements	588,540	577,773
Equipment and fixtures	601,247	565,161

Total	1,300,884	1,251,132
Less accumulated depreciation	676,084	632,778

Property, net	624,800	618,354

Goodwill	82,085	82,085
Intangible assets, net	6,060	6,354
Other non-current assets	7,832	3,791

Total	$1,493,443	$1,411,163

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$349,888	$273,957
Employee compensation and benefits	127,501	129,214
Taxes payable	58,493	52,999
Current maturities of debt	45,870	8,870

Total current liabilities	581,752	465,040

Long-term debt	59,818	145,688
Deferred income taxes and other long-term liabilities	83,995	73,298
Commitments and Contingencies Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized, 37,216,000, and 37,418,000 shares outstanding	18,608	18,709
Additional capital	214,745	180,072
Unearned compensation	(1,371)	(1,528)
Retained earnings	535,896	529,884

Total stockholders’ equity	767,878	727,137

Total	$1,493,443	$1,411,163

Condensed Consolidated Cash Flow Statements (unaudited)

	For the 52 weeks ended
	January 26, 2006	January 27, 2005
	Thousands
Operating Activities:
Net income	$73,884	$36,560
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,072	85,259
Gain on sale of distribution center	(11,049)	—
Provision for store closures and asset impairments	2,699	1,401
Deferred income taxes and other	(1,318)	13,826
Stock awards and options, net	13,714	1,171
Common stock contribution to benefit plan	8,104	7,077
Changes in assets and liabilities:
Pharmacy and other receivables	(24,868)	5,605
Merchandise inventories	(28,750)	43,842
Other assets	2,658	1,256
Current liabilities and other	83,985	(14,659)

Net cash provided by operating activities	203,131	181,338

Investing Activities:
Capital expenditures and acquisitions	(106,322)	(91,179)
Proceeds from property dispositions	27,794	6,971

Net cash used in investing activities	(78,528)	(84,208)

Financing Activities:
Proceeds from (repayments of) line of credit borrowings, net	(40,000)	(10,000)
Repayments of private placement and other borrowings	(8,870)	(41,870)
Repurchase of common stock	(55,129)	(16,855)
Proceeds from exercise of stock options	20,986	6,211
Dividend payments	(20,818)	(20,948)

Net cash used in financing activities	(103,831)	(83,462)

Increase in cash and cash equivalents	20,772	13,668
Cash and cash equivalents at beginning of year	53,890	40,222

Cash and cash equivalents at end of year	$74,662	$53,890

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$8,752	$13,745
Cash paid for income taxes	21,441	15,692